Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	June 19, 2015

Explanation of Responses:

(1)	This Form 3/A is filed on behalf of Matthew Lindenbaum solely to reflect that Matthew Lindenbaum directly owns 161,015 shares of Common Stock. An additional 5,707 shares were erroneously included in the reporting person’s original Form 3, and also were included in each Form 4 filed by the reporting person after the original Form 3 was filed and prior to the filing on the Form 4 on the date hereof.
(2)	Common Stock held directly by Matthew Lindenbaum.